MARKETING & PROMOTIONS
MEMORANDUM OF UNDERSTANDING

THIS MEMORANDUM OF UNDERSTANDING (MOU) made this 1st day of October 2009 by and between, DEWMAR INTERNATIONAL BMC, INC. a Nevada Corporation with offices located at 132 E. Northside Dr., Suite C, Clinton, MS 39056 (hereinafter referred to as "BRAND MANAGER") and SWISHABLAST a Texas Corporation located at 5170 Aldine Mail Rt., Suite 200, Houston, TX 77039 (hereinafter referred to as "ARTIST LABEL").

WHEREAS, BRAND MANAGER owns ALL rights to the beverage and shot brand, logos, trademarks, slogans and likeness for LEAN PURP SLOW MOTION POTION (hereinafter referred to as "PRODUCT").

WHERAS, ARTIST LABEL owns ALL rights and privileges to contract the artist listed below in the description section. Furthermore that co-owners Henry Guidry and Michael Watts own full rights to the ARTIST LABEL regarding any and all decisions made thereof.

DESCRIPTION, of this MOU is to solidify the understanding that the BRAND MANAGER will contract ARTIST LABEL to promote, market and fully endorse the brand beverage LEAN PURP SLOW MOTION POTION in every way possible in its normal business capacity with ALL of its artist but especially featured artists Paul Wall, Lil Keke and Michael Watts. Other notable artist participation includes but is not limited to Yung Redd, Surreall, Coota Bang and Archie Lee.

RESPONSIBILITY OF ARTIST LABEL This Agreement is expecting the following actions by ARTIST LABEL for each artist:

- Photographs while holding the Purp brand Lean beverage with logo clearly visible
- Provide audio drops of 30 seconds to 1 minute for use on CDs, mix-tapes, radio commercials and more as deemed necessary by BRAND MANAGER
- Provide video images and compilations of signed artists with PRODUCT for advertisement purposes; said video images may be aired on television or via internet by BRAND MANAGER
- Provide audio compilations and songs pertaining to the consumption or use of the PRODUCT by or related to artists that are members of the ARTIST LABEL
- Provide on-site endorsement of PRODUCT at the following but is not limited to concerts, photo shoots, video recordings, CD signings, public guest appearances and such events where the ARTIST LABEL is promoting said artist
- Where possible and made available by BRAND MANAGER, participate in a regional and/or national promotional concert tour with the artists at twice once per calendar year beginning in year 2010; each artist shall be financially compensated for participation at each concert tour venue and such compensation shall be stated in terms of the tour agreement beforehand.
- ARTIST LABEL must provide a banner of the PRODUCT'S website at each one of its websites such as www.SwishaHouse.biz and/or Myspace, Facebook and other such social websites.

- Allow the BRAND MANAGER to utilize its corporate logo "Swisha House" and likeness in a manner to promote the PRODUCT on its packaged labels, cans, containers, websites and Point of Sale (POS) materials for in-store and local advertisements where ARTIST LABEL expects per case monetary compensation.

RESPONSIBILITIES OF BRAND MANAGER INCLUDE:

- Pay the ARTIST LABEL a sum of **Fifty Cents ($0.50) per case** of PRODUCT **sold** in each sales distribution market above the base sales average that has been set prior to the use of likeness of any aforementioned artists are utilized for purposes of PRODUCT promotion. Each market will have established a minimum of 3 months initial base sales in order to get the beverage in a sufficient number of store accounts prior to artist promotions.

- Pay ARTIST LABEL in-full within 30 days of receipt of payment of invoice from each distributor in any "qualified reimbursable market." A qualified reimbursable market is considered as any and every market in which the BRAND MANAGER purposefully utilizes the artists' likeness at the consumer's point of purchase and/or utilizes artists' audio and/or video drop within the local markets to promote the sale and/or awareness of the PRODUCT. BRAND MANAGER will notify the ARTIST LABEL of the intended utilization of each artists' likeness at least seven (7) full days before that artist's image is used within any new territory and/or "qualified reimbursable market" in which the ARTIST LABEL has yet to begin receiving compensation and commissions.

- Aggressively distribute and sale the PRODUCT in markets where the likeness of ARTIST LABEL artists are utilized. BRAND MANAGER is responsible for the production and dissemination of all POS materials (posters, stickers, flyers) that includes the artists' likeness for promotional purpose.

- Allow ARTIST LABEL to independently gather documentation from Hardy Bottling of Memphis, TN; the beverage bottler's shipping department, at any point in time to confirm the number of cases delivered to each distributor in every market where the likenesses of the artists are utilized.

- Provide the ARTIST LABEL within 5 business days upon written or verbal request the invoices billed to each distributor in which their artists' likenesses are utilized as proof of number of cases sold and paid for by said local distributor.

- Pay ARTIST LABEL **One Dollar ($1.00) per case** sold online where the ARTIST LABEL has submitted online music videos for use on the BRAND OWNERS website of www.SlowMotionPotion.com and has its ARTIST LABEL websites, Myspace pages and other social networking sites linked to the BRAND OWNER'S website and social networking sites. A monthly online sales report shall be provided to the ARTIST LABEL confirming accurate payment of online sales compensation.

- Payment will not be made on product that is being given away freely for promotional purposes within compensable markets. No more than five percent (5%) of product delivered to each market can be assessed as promotional product. A valid duplicate invoice will be made available to ARTIST LABEL upon request as documented proof of how much product is used for promotional purposes per qualifying market.

- Defend, indemnify and hold harmless ARTIST LABEL, it's artists, servants, agents, members, managers, directors, officers, employees, or independent contractors, from and against any and all costs, damages, expenses (including reasonable attorneys fees), losses, suits, claims, demands, and liability in any manner resulting from or arising out of bodily injury (including death), property damage, personal injury, product recalls, and penalties and fines to the extent caused by, resulting from, or arising out of, (A) Any product defect (B) any personal injury or death related to the PRODUCTS, and Dewmar International's violation of applicable law, regulation or court order, (C) Dewmar International's business operations, (D) Dewmar International's breach of this Agreement, (E) Dewmar International's violation of applicable law, regulation or court order, or (F) Dewmar International's negligence or willful misconduct;

TERMINATION

- Notwithstanding BRAND MANAGER's rights to terminate this Agreement as previously stated herein, this Agreement may also be terminated by BRAND MANAGER at any time during the term hereof upon the occurrence of any one or more of the following events:
    - Artists Paul Wall, Lil Keke or Michael Watts fail to provide likeness or audio/video submissions as endorsement of the PRODUCT according to items listed in the Responsibilities of ARTIST LABEL section of this Agreement.

GENERAL STATEMENT OF AGREEMENT It is generally understood that both parties agree that this contract begins with promotional efforts first starting in state of Texas. It is furthermore understood that the ARTIST LABEL wishes to expand promotional efforts nationally. The BRAND MANAGER acknowledges such wishes and will make every effort to expand the promotional markets of said ARTIST LABEL as the brand grows to newer markets. However, BRAND MANAGER acknowledges that this expansion is based upon factors such as 1) the effectiveness of the consumer response to ARTIST LABEL's artists within the state of Texas and 2) the addition of any new artists in other regions of the United States that may already have a highly captured localized audience. In most instances, the BRAND MANAGER will make every effort to give ARTIST LABEL the first right of refusal to introduction of the brand to new markets.

Additionally, BRAND MANAGER and ARTIST LABEL both agree to diligently work together to develop innovative but low-cost marketing and promotional strategies to gain the beverage consumer's attention by utilizing music, video, concert and other entertainment opportunities. The more projects and cooperative efforts developed by ARTIST LABEL, the more territories it gains.

ARTIST LABEL is encouraged to work on projects with other regional artists and will be compensated for such efforts. For example, in order to capture a New York audience, Swisha House may do a recorded compilation or video with a popular East Coast or New York artist to lock in that market as part of its regularly compensated territory. This is one of many possible examples as to how ARTIST LABEL can achieve more of the reimbursable market share for LEAN PURP sales. Any new territories beyond Texas in which Swishablast will earn royalties and commissions shall be officially noted as an addendum to this original binding agreement and will be officially documented as to its official starting date in writing.

NOTICES: All writings and notices that are to be delivered under this Agreement will be mailed to the following address by United States Certified Mail only.

Dewmar International BMC, Inc.
c/o Marco Moran
132 E Northside Drive, Suite C
Clinton, MS 39056

Swishablast, Inc.
c/o Michael Watts & Henry Guidry
5170 Aldine Mail Rt., Suite 200
Houston, TX 77039

IN WITNESS WHEREOF, DISTRIBUTOR and BRAND MANAGER caused this Distribution Agreement to be duly executed as of the day and year first written above.

Marco Moran
Marco Moran, CEO
Dewmar International BMC, Inc.

October 1, 2009
DATE

Michael Watts
Michael Watts
Swishablast, Inc.

10-1-09
DATE

Henry Guidry
Henry Guidry
Swishablast, Inc.

10/1/09
DATE

MONROERADIOPURCHASE

FOR

DEWMAR INTERNATIONAL

ATTENTION:	MR. MARCO MORAN
DEWMAR INTERNATIONAL
132 E. NORTHSIDE DRIVE
SUITE C
CLINTON, MS39056

DATE:	AUGUST 17, 2011

CAMPAIGN DATES: AUGUST 29, 2011 THRU SEPTEMBER11, 2011 (TWOWEEKS)

MONROERADIOPURCHASE

COST SUMMARY FOR

DEWMAR INTERNATIONAL

CAMPAIGN DATES: AUGUST 29, 2011 THRU SEPTEMBER 11, 2011 (TWO WEEKS)

TOTAL # OF COMMERCIALS:	180

TOTAL # OF IMPRESSIONS (ADULTS 18-34):	248,000

TOTAL EXPENDITURE:	$4,800.00

DEWMAR INTERNATIONAL

Revision #: 0        Date: 8/8/2011

Client:	Dewmar International	Estimate:	9023
Media:	Radio
Product:	LEAN Beverages	Flight Start Date:	8/29/11 5:00:00 AM
Market:	Monroe	Flight End Date:	9/11/11 4:59:00 AM
Primary Demo:	Adults 18-34
Separation between spots:	30

		Wks		Total	Adults 18-34
				Spots
Daypart	Dur	8/29	9/5
Program					IMP
KRVV-FM
MTuWThF 7:00a-9:00a	60	10	10	20	1600
Rickey Smiley Morning Show
2x per day
MTuWThF 10:00a-3:00p	60	15	15	30	1300
Gravedigger Lunch Box Remix
3x per day
MTuWThF 5:00p-6:00p	60	10	10	20	1700
Phat 5 at Five
2x per day
MTuWThF 7:00p-12:00a	60	15	15	30	1400
Most Wanted 7 at 7 & 8 O’clock Mix Down
3x per day
MTuWThF 5:00a-5:00a	60	8	8	16	1200
Sa 12:00p-12:00a	60	8	8	16	1100
Sa 5:00a-5:00a	60	8	8	16	1200
Su 12:00p-12:00a	60	8	8	16	1600
Su 5:00a-5:00a	60	8	8	16	1200
Total Spots:		90	90	180
Total GRP/GIMP(000):		124	124		248
Total
SEP 11				180

Summary by Station/System

Date: 8/8/2011

Client:	Dewmar International	Estimate:	9023
Media:	Radio
Product:	LEAN Beverages	Flight Start Date:	8/29/11 5:00:00 AM
Market:	Monroe	Flight End Date:	9/11/11 4:59:00 AM
Primary Demo:	Adults 18-34
Separation between spots:	30

	Total	Adults 18-34
Station	Spots	GIMP(000)	PCT

KRVV-FM	180	248	100%

Market Total:	180	248

Summary by Market

Date: 8/8/2011

Client:	Dewmar International	Estimate:	9023
Media:	Radio
Product:	LEAN Beverages	Flight Start Date:	8/29/11 5:00:00 AM
		Flight End Date:	9/11/11 4:59:00 AM
Primary Demo:	Adults 18-34
Separation between spots:	30

	Total	Adults 18-34
Market	Spots	GIMP(000)	PCT

Monroe	180	248	100%

Estimate Total:	180	248

LEAN BEVERAGE PRODUCTS

Station: KRVV 100.1

Flight Date Aug 28th- Sept 11th

:60 sec Spots

Mon-Friday

7a-9a 2x per day (Rickey Smiley Morning Show)

10a-3p 3x per day (Gravedigger Lunch Box Remix)

5p-6p 2x per day (Phat 5 at Five)

7p-12a 3x per day (Most wanted 7 at 7 and the 8 O’clock Mix Down)

12a-12a 8x no charge

Saturdays 12noon-12midnight 8x per day

Saturday 12a-12a 8x no charge

Sunday 12noon-12mid 8x per day

Sunday 12a-12a 8x no charge

Plus you will receive 2x Two hour remotes at location of Choice

Including 20 :15 sec recorded Promos telling the who, what, when and where

And 6x :60 sec live breaks from location

(One on the 9th and one on the 10th)

Also during the live remotes, KRVV will give away prize packs to listeners during live breaks

Total Prize packs to be given away during remotes 12

Due to the Grambling and ULM game on the 10th the remotes will have to be either 8a-10a or 10a-12noon

Also KRVV will do 3 live reads (:60 sec) per day Monday- Friday (1x per day part)

When they give away a Lean Beverage Prize Pack

Will alsoinclude open and closing billboards

Total live reads———— 30

Total prize packs to be given away——30

From Sept 5- Sept 9th the Beat Street Team will be out on the town doing drive by Shout Outs and giving away FREE Rickey Smiley Concert Tickets. Lean Beverages can also give us 25 additional prize packs to give out during the week. They will receive additional call in mentions and open and closing billboards all week long

On September 10th there will be a football game between ULM and GramblingState. This will be the biggest game of the year. These are the two most rival teams in the area. KRVV will be live ALL DAY in the Grove at ULM. We can give away prize packs or samples of products during this time. You will receive live remote mentions all day on KRVV.

DEWMAR INTERNATIONAL (“Advertiser”) hereby authorizes POWER MEDIA, INC., to purchase the proposed accompanying MONROE RADIO schedule (ESTIMATE #9023) for TWO broadcast week(s) commencing AUGUST 29, 2011 and ending SEPTEMBER 11, 2011. Advertiser agrees to bear sole responsibility for payment of this authorized purchase in the sum total of $4,800.00 net, which Advertiser will pay directly to Power Media, due UPON RECEIPT. POWER MEDIA will remit payment to each broadcaster on behalf of Advertiser, upon the following terms and conditions:

1. Schedules. Power Media will endeavor to schedule all of the announcements proposed herein within the campaign dates indicated subject to individual station availability. Advertiser understands that Power Media does not control how and when the station will broadcast the Advertiser’s announcements, and Power Media assumes no responsibility for such broadcast. If any announcements are not aired as ordered, Power Media is authorized to reschedule within comparable “replacement” time periods and/or programming. All contracted broadcast dates are firm and cannot be altered without thirty (30) days prior written notice.

2. Independent Contractor Relationship. Advertiser acknowledges that Power Media is an independent contractor in the business of purchasing radio and television time for its own account, for resale to advertisers, or on behalf of advertisers. For the performance of its services, Power Media functions solely as an independent agent compensated by a specified fee, commission, or upon a media time charges and fee inclusion basis.

3. Compensation. Advertiser shall pay Power Media for the media purchased by direct payment to Power Media. The amount payable Power Media hereunder shall be inclusive of media time charges and Power Media’s services. Accordingly, station affidavits of performance to be furnished subsequent to each broadcast month will not reflect Power Media’s cost for the media purchased and will have such price details omitted.

4. Content of Announcement. Power Media does not create or review the announcements to be broadcast but relies solely on the Advertiser and broadcasting station to assure that: (1) No false, misleading or unwarranted claims are made for any product or service. (2) There is no infringement of anyone’s rights by plagiarism or unfair appropriation of either program ideas or copy. (3) The announcement does not disparage a competitor’s goods and services, and does not constitute unfair competition; (4) The broadcast of the announcement does not infringe upon the copyright, trademark or patent of another; (5) The announcement does not contain material which constitutes libel or slander; and (6) The announcement is not a lottery, drawing or other contest prohibited by law.

5. Indemnity. The Advertiser understands and agrees that if, for any reason whatsoever, legal proceedings are commenced between the Advertiser or broadcaster, and Power Media is made a party to such action or proceeding, Advertiser will indemnify and hold Power Media harmless against all claims, damages, demands or liability whatsoever arising out of or in any way caused by, or connected with the service performed by it, including the payment of its reasonable attorneys’ fees.

6. Default/Arbitration. Upon Advertiser’s default in paying the sums due to Power Media hereunder, Power Media shall be entitled to demand all sums due under this Agreement including that portion representing media charges, notwithstanding the fact that such charges may not be separately stated herein or that Power Media may not bear legal liability to the media therefore at Power Media’s option, Power Media may elect to prosecute a claim limited to Power Media’s compensation. Any claim or dispute arising out of or relating to this Agreement shall be resolved by binding arbitration before the American Arbitration Association in Garden City, New York in accordance with their rules and regulations then in effect. Judgment upon any award may be entered in the Supreme Court of the State of New York, and the parties consent to the jurisdiction of such court.

7. Entire Agreement/Miscellaneous. This Agreement and its enforcement shall be construed under New York law, and shall not be binding on Power Media or Advertiser until executed by a duly authorized representative of each party. Furthermore, this Agreement sets forth the entire agreement between Power Media and Advertiser. No representation or promise not specifically set forth herein shall affect the rights, duties or liabilities of either party hereto. Nor may this Agreement be modified, renewed or extended except by a written agreement signed by the party against whom enforcement of the modification, renewal or extension is sought.

ACCEPTED AND AGREED TO:		ACCEPTED AND AGREED TO:
Advertiser:	DEWMAR INTERNATIONAL	Agency:	POWER MEDIA INC.

By/Title:	Marco Moran	By/Title:	Brian Feldman, CEO
/s/ Brian Feldman

Signature:	/s/ Marco Moran	Signature:
Date:	Aug. 17, 2011	Date:	AUGUST17, 2011